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                                  EXHIBIT 11

                                FTD CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


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
                                              FOR THE THREE  FOR THE THREE  FOR THE NINE   FOR THE NINE
                                              MONTHS ENDED   MONTHS ENDED   MONTHS ENDED   MONTHS ENDED
                                                MARCH 31,      MARCH 31,      MARCH 31,      MARCH 31,
                                                  1997           1996           1997           1996
                                               -----------   -----------     -----------     ---------
PRIMARY AND FULLY DILUTED EARNINGS PER SHARE:

Net earnings (loss)                               $2,270          ($627)        $  559        ($3,590)
                                                  ======         ======         ======        =======
Average number of common shares outsta             7,693          6,501          7,696          6,480

Common stock equivalents due to dilutive affect
of stock options and warrants                          0            518              0            518
                                                  ------         ------         -------       -------

Total average number of common shares
outstanding                                        7,693          7,019          7,696          6,998

Primary earnings (loss) per share                 $ 0.30         ($0.09)        $ 0.07         ($0.51)
                                                  ======         ======         ======        =======
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